Exhibit 23.6

Consent of Ryan Beck & Co., Inc.

We consent to the reference to our firm and to the use of our fairness opinion dated June 26, 2006 relating to the reorganization of Green Bus Lines, Inc., Triboro Coach Corporation and Jamaica Central Railways, Inc. into a single holding company, in the Registration Statement (Form S-11 on Form S-4  No.  333-136110) of GTJ REIT.

/s/ Ryan Beck & Co., Inc.

Ryan Beck & Co., Inc.

New York, NY

November 20, 2006